ODYSSEY RE HOLDINGS CORP.
                                 (NON-QUALIFIED)
                          EMPLOYEE SHARE PURCHASE PLAN


              1. Purpose. The purpose of the Odyssey Re Holdings Corp. (Non-Qualified) Employee Share Purchase Plan, as amended from time to time (the "Plan"), is to provide eligible employees with an opportunity to purchase Shares (as such term is defined below) through payroll deductions and employer contributions. It is the intention of Odyssey Re Holdings Corp., a Delaware corporation, and any successor thereto (the "Company") that the Plan shall not qualify as an "Employee Stock Purchase Plan" under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). Participation in the Plan will provide eligible employees who wish to acquire an interest in the Company with a method of doing so which is both convenient and, by virtue of employer contributions, favorable to the employees. It is believed that employee participation in ownership of the Shares on this basis will be to the mutual benefit of the employees and the Participating Companies (as such term is defined below).

              2. Definitions and Rules of Construction.

              (a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

              "Account" means a separate record keeping account that the Administrator maintains for each Participant for the credit of Participant Contributions, Company Contributions, Shares purchased therefrom and dividends received in respect of Shares.

              "Administrator" means the Company, or such other entity as may be designated from time to time by the Board to administer the Plan.

              "Board" means the Board of Directors of the Company.

              "Company" includes, except in these definitions, if and to the extent applicable, a Participating Company.

              "Company Contributions" means the contributions of the Company to the Plan provided for in Section 6.

              "Custodian" means an independent custodian designated by the Administrator in its sole discretion.

              "Earnings" means a Participant's amount of base salary paid in each payroll period before giving effect to any salary reduction agreement pursuant to a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code or to any similar reduction agreement pursuant to any cafeteria plan (within the meaning of Section 125 of the Code).


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              "Earnings Percentage" means a percentage, which may be any integer from 1 to 10 inclusive, which is the percentage of a Participant's Earnings that the Company will deduct as Participant Contributions.

              "Effective Date" means June 15, 2001.

              "Employee" means any individual who is employed on a full-time basis by a Participating Company, as determined by the Administrator, and any other individual designated by the Administrator who is employed on a regular basis by a Participating Company.

              "Month" means a calendar month.

              "Participant" means an Employee who has elected to participate in the Plan pursuant to the provisions of Section 4, who has completed his Probationary Period and who has not withdrawn from the Plan.

              "Participant Contributions" means the contributions of Participants to the Plan pursuant to the provisions of Section 5.

              "Participating Companies" means and includes the Company and any Subsidiary that has elected to participate in the Plan with the consent of the Company.

              "Probationary Period" means, unless determined otherwise by the Administrator in its sole discretion, the period commencing on an Employee's date of hire and ending on the 12-month anniversary of such Employee's date of hire.

              "Restricted Period" means, with respect to any Shares, the period of time during which a Share is subject to restrictions on transfer as set forth in Section 10.

              "Shares" means the common stock of the Company, par value $.01 per share.

              "Subsidiary" means any (i) corporation if fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary or (ii) limited liability company if fifty percent (50%) or more of the membership interests is owned, either directly or indirectly, by the Company or another Subsidiary.

              "Transfer" means to sell, assign, transfer, pledge or otherwise dispose of, or encumber, any Share.

              "Withdrawal Notice Period" means the period from January 1 to the last day of February in each year.

              "Year" or "Plan Year" means the calendar year; provided, however, that for purposes of this Plan, the period between the Effective Date and December 31, 2001 shall also be a Year and a Plan Year.



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

              (b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to "Sections" are to sections of the Plan.

              3. Eligibility. Each Employee who has completed his Probationary Period shall be eligible to participate in the Plan. Subject to the satisfaction of Section 4, an Employee shall be eligible to participate in the Plan commencing in the first payroll period which falls entirely outside his Probationary Period.

              4. Participation.

              (a) Each Employee may elect to participate in the Plan by submitting a complete enrollment form (as approved by the Administrator from time to time) to the Administrator, indicating his desired Earnings Percentage. Such election shall not be effective with respect to any payroll period unless such form is received at least ten (10) days prior to the commencement of such payroll period. Any such election shall remain in effect until it is changed or revoked by the Participant.

              (b) Unless otherwise determined by the Administrator in its sole discretion, upon a Participant's termination of employment with the Participating Companies for any reason (the date of a Participant's termination of employment shall be determined by the Administrator in its sole discretion), such Participant shall be deemed to have withdrawn from the Plan.

              5. Contributions by Participants.

              (a) Participants shall make Participant Contributions by means of regular payroll deductions in an amount, as regards each Participant, equal to that Participant's then elected Earnings Percentage of Earnings. Such payroll deductions shall be made at each payroll period.

              (b) A Participant may, at any time and for any reason, adjust his Earnings Percentage, terminate his Participant Contributions or withdraw from the Plan by providing written notice to the Administrator of the same on a change in enrollment form (as approved by the Administrator from time to time); provided, however, that, unless otherwise determined by the Administrator in its sole discretion, such Participant may provide such a notice only once in any thirty (30)-day period. Such notice shall be effective in the first payroll period commencing after the date of providing such notice.

              (c) Unless otherwise determined by the Administrator in its sole discretion, if a Participant terminates his Participant Contributions or withdraws from the Plan, such Participant shall not be permitted to recommence Participant Contributions or re-enroll in the Plan for ninety (90) days following such termination or withdrawal.

              6. Contributions by the Company.

              (a) Unless otherwise determined by the Administrator, the Company shall, on the last business day of each Month, make a Company Contribution to the Plan on behalf of each


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

Participant in an amount equal to thirty percent (30%) of the amount of Participant Contributions made by that Participant in such Month.

              (b) The Company shall, within ninety (90) days after the end of each Plan Year in which the Company has achieved a return on equity of at least fifteen percent (15%), as computed in accordance with generally accepted accounting principles, make an additional Company Contribution to the Plan on behalf of each Employee who is then a Participant in an amount equal to twenty percent (20%) of the amount of Participant Contributions made by that Participant during the immediately preceding Plan Year.

              7. Accounts and Allocations to Participants.

              (a) The Administrator shall establish and maintain a separate Account in respect of each Participant showing all Participant Contributions and Company Contributions, the total number of whole Shares and fractional Shares, and the amount of dividends (and interest thereon, if any), allocated to his Account.

              (b) All Participant Contributions and Company Contributions shall be forwarded by the Administrator to the Custodian in a timely manner.

              (c) All dividends received in respect of the Shares held in a Participant's Account, and the interest earned thereon, if any, shall be allocated by the Administrator to the Participant's Account in a timely manner and shall be subject to Sections 10 and 11.

              8. Vesting. All Participant Contributions and Company Contributions allocated to a Participant's Account shall be fully and immediately vested upon being allocated to his Account.

              9. Purchase of Shares.

              (a) The Administrator shall designate a Custodian that shall acquire Shares as the agent for the Participants. The Custodian shall use the Participant Contributions and the Company Contributions forwarded to it to purchase on the open market in a timely manner as many Shares as may be acquired with such contributions.

              (b) Upon any such purchase of Shares, the Custodian shall allocate to each Participant's Account the number of whole and fractional Shares to which such Participant is entitled. All Shares purchased pursuant to the provisions of this Section 9 shall be subject to a Restricted Period and such Shares shall be held by the Custodian in escrow on behalf of the applicable Participants until the expiration of the Restricted Period.

              (c) During the Restricted Period, all rights with respect to Shares allocated to a Participant's Account (including the right to vote) shall be exercisable by the Participant, except as expressly provided otherwise herein.



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

              10. Restricted Period.

              (a) A Participant may not Transfer any Share allocated to his Account in any Plan Year during the period commencing on the date such Share is so allocated and expiring at the end of the Withdrawal Notice Period falling in the immediately following Plan Year (the "Restricted Period").

              (b) Until the expiration of the Restricted Period, a Participant shall not be entitled to delivery of a certificate evidencing a Share which is subject to the restrictions on transferability set forth in Section 10(a).

              (c) Any cash dividends and stock dividends with respect to Shares subject to a Restricted Period shall be subject to the same restrictions as the underlying Shares.

              11. Distributions from the Plan.

              (a) Upon the expiration of the Restricted Period with respect to any Share, the restrictions set forth in Section 10 shall be of no further force or effect with respect to such Share. During the Withdrawal Notice Period in each Year, a Participant may submit written notification to the Company that he wishes to withdraw some or all of the whole Shares allocated to his Account, in which event the Custodian shall, within a reasonable time after the last day of February in such Year, deliver to the Participant, without charge, one or more certificates evidencing the Shares requested. Any such distribution shall reduce the number of Shares allocated to such Participant's Account.

              (b) Within a reasonable time after the last day of February in each Plan Year, the Custodian and/or the Administrator shall distribute to each Participant all cash dividends (and, if applicable, any interest earned thereon) forming part of such Participant's Account at the end of the immediately preceding Plan Year.

              (c) Within a reasonable time after the termination of a Participant's employment with the Participating Companies for any reason, the Custodian and/or the Administrator shall deliver to the Participant, without charge, one or more certificates evidencing the whole Shares, and any cash dividends or stock dividends, credited to the Participant's Account, together with a cash payment in lieu of any fractional Shares credited to his Account, in the amount determined by the Administrator and funded by the Company, and together with any other assets then credited to his Account.

              (d) A Participant may apply to the Company at any time and from time to time to receive an immediate distribution of part or all of the Shares or other assets credited to his Account, or to otherwise reduce any Restricted Period. The decision upon any such application shall be at the absolute discretion of the Company, and no such decision, or any other determination permitted on a discretionary basis hereunder to the Administrator or the Company, shall have any precedent value. Any such distribution shall serve to reduce that Participant's Account.



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

              12. Administration.

              (a) The Administrator may make, amend and repeal at any time and from time to time such regulations not inconsistent herewith as it may deem necessary or advisable for the proper administration and operation of the Plan. In particular, the Administrator may delegate to any person, group of persons or corporation, such administrative duties and powers as it may see fit.

              (b) Notwithstanding the foregoing, the Administrator shall have the power to interpret the provisions of the Plan and to make regulations and formulate administrative provisions for carrying them out and to make such changes in the Plan and in the regulations and administrative provisions as, from time to time, the Administrator deems necessary. All decisions and interpretations of the Administrator respecting the Plan and all rules and regulations made from time to time pursuant hereto, shall be binding and conclusive on the Company and on all Participants in the Plan and their respective legal representatives and on all Employees eligible under the Plan to participate therein.

              (c) The Administrator shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan and make any factual determinations hereunder.

              13. Participant's Right Not Transferable. Except as otherwise provided herein, and except for transfers by will or under the laws of descent and distribution, no Employee shall have the right to Transfer either his right to participate in the Plan or his interest in the Shares or other assets credited to his Account, and no such attempted Transfer shall be effective.

              14. Amendment; Termination. Notwithstanding anything herein to the contrary, the Board may, at any time, amend, modify, terminate or suspend the Plan; provided, however, that no amendment or modification that otherwise must be approved by stockholders, pursuant to applicable rules of a stock exchange or any requirements under Section 162(m) of the Code and the regulations promulgated thereunder, shall be effective without stockholder approval. However, except as otherwise expressly provided herein, no such action will, without the express written consent of a Participant, alter or impair his rights existing at such time with respect to any Shares or other assets credited to his Account.

              15. Termination of Plan. Upon termination of the Plan, all assets credited to all Accounts shall, within a reasonable time after such termination, be distributed to the respective Participants in a manner similar to the distributions provided for in Section 11(c).

              16. Costs. The Company shall pay all costs of administering the Plan. Brokerage fees with respect to the purchase of Shares pursuant to the Plan shall be paid by the Company.



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

              17. No Right to Continued Employment. Participation in the Plan shall be entirely voluntary and shall not be construed to give any Employee the right to be employed or to continue to be employed by the Company.

              18. Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

              19. Effective Date. The Plan shall become effective on the Effective Date, and shall remain in effect until it has been terminated pursuant to Section 15.

              20. Wage and Tax Withholding. The Participating Companies are authorized to withhold from any Shares or any compensation or other payment to a Participant amounts of withholding and other taxes due in connection with any Shares or with any Company Contributions, and to take such other action as the Administrator may deem necessary or advisable to enable the Company and the Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating thereto. This authority shall include authority for the Company to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis, in the sole discretion of the Company.



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